UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 16, 2006

JUMP’N JAX, INC.
(Exact name of registrant as specified in its charter)

UTAH	000-51140	87-0649332
(State or other jurisdiction Identification No.)	(Commission File Number)	(IRS Employer of incorporation)

3270 South 1100 West, South Salt Lake, Utah 84119
(Address of principal executive offices)

Registrant's telephone number, including area code: (801) 209-0545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 22, 2006, Jump’n Jax, Inc. entered into an agreement and plan of merger to acquire MedaCure International, Inc., a Nevada corporation doing business in Utah (“MedaCure”). The acquisition will be facilitated by merging our newly created, wholly-owned subsidiary, CuraTech Acquisitions, Inc., with and into MedaCure with MedaCure being the surviving entity. As a result of the transaction, MedaCure will become our wholly-owned subsidiary. In connection with the acquisition, we are changing our corporate domicile from the State of Utah to Nevada and will change our corporate name to CuraTech Industries, Inc. Accordingly, we will finalize the acquisition as a Nevada corporation.

Under the terms of the agreement, we will effect, prior to the closing of the agreement, a forward stock split of our issued and outstanding common stock on a 4 shares for 1 share basis. The forward stock split will increase our outstanding shares of common stock from 807,602 shares to 3,230,408 shares. As consideration for the acquisition, current holders of MedaCure common stock will receive an aggregate of 11,579,167 shares of our common stock, post-split. These shares will represent approximately 78% of our total outstanding shares (post-split) following the transaction. Current Jump’n Jax stockholders will retain approximately 22% of the outstanding shares.

On June 16, 2006, our board of directors approved the execution of the agreement with MedaCure and the actions anticipated thereby, including the change of domicile, name change and forward stock split. The change of domicile, name change and stock split were also approved by the holders of a majority of our outstanding common stock by written consent. The effective date of the stock split will be established by our board for a date immediately prior to the effective date of the merger agreement with MedaCure.

We expect the acquisition of MedaCure to be finalized in August 2006. Following consummation of the merger transaction, we will become engaged, through our subsidiary MedaCure International, Inc., in the development and bringing to market a certain health supplement that is intended to enhance and build-up the body’s natural immune system defenses. MedaCure intends to commence commercial marketing of its supplement in the near future primarily outside the U.S. Initial marketing in the U.S. will primarily be to the veterinarian market for use in treating animals. MedaCure also intends to initiate a collaboration and partnering program that will focus on developing business alliances designed to generate sales, applications and marketing opportunities.

We are presently preparing an information statement to be filed with the SEC and mailed to our stockholders that will describe in detail the terms of the acquisition and the business of MedaCure.

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On June 16, 2006, there was a change in the effective control of Jump’n Jax, Inc. effected pursuant to a certain Share Purchase Agreement by and among Steven D. Moulton and Lane S. Clissold (collectively the “Sellers”); and Jarom Dastrup, Shirlee O. Dastrup and the Dastrup Family Trust (the “Buyers”). Each of the Sellers is a director of the Company. Under the Share Purchase Agreement, the Buyers acquired from the Sellers an aggregate of 358,118 shares of our issued and outstanding common stock, representing approximately 44% of the total outstanding shares, for the aggregate cash purchase price of $171,000, which was paid at the closing of the Share Purchase Agreement.

The Buyers paid the purchase price for the acquisition of the 358,118 shares from personal funds. The Buyers have represented that they will have individual sole voting and dispositive power over the acquired shares and that the shares were acquired for the purpose of obtaining control of Jump’n Jax, Inc. and in anticipation of our acquisition of MedaCure. The Buyers are also principal owners of MedaCure. It is anticipated that the Buyer will nominate new directors following the acquisition of MedaCure.

The following table sets forth information, to the best of our knowledge as of June 22, 2006 and following the closing of the Share Purchase Agreement, regarding each person known to own beneficially more than 5% of the Company’s outstanding common stock, each director, and all directors and executive officers of the company as a group.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class(1)

5% Shareholders
Ronald Moulton (2)	200,000	24.8%
Shirlee O. Dastrup (3)	104,500	12.9%
Dastrup Family Trust (3)(4)	228,618	28.3%

Officers and Directors
Lane S. Clissold (2)	90,000	11.2%
Steven D. Moulton (2)	75,000	9.2%
All directors and officers	165,00	20.4%
as a group (2 persons)

Note: Unless otherwise indicated, we have been advised that each person above has sole voting power over the shares indicated above.
(1)	Based upon 807,602 shares of common stock outstanding on June 22, 2006.

(2)	The address for these persons is c/o 3270 South 1100 West, South Salt Lake, Utah 84119.

(3)	The address for these persons is 6337 Highland Drive # 1053, Salt Lake City, Utah 84121..

(4)	The Dastrup Family Trust is a family trust over which Lincoln Dastrup and Shirlee Dastrup have voting and dispositive control.

Notes about Forward-looking Statements

Statements contained in this Current Report that are not historical facts may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. Jump’n Jax cautions the reader that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Requisite financial statements and pro forma financial information will be filed by amendment to this Form 8-K following completion of the MedaCure International, Inc. acquisition.

(b) Pro Forma Financial Information

See Item 9.01(a) above

(c) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Jump’n Jax, Inc., CuraTech Acquisitions, Inc. and MedaCure International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUMP’N JAX, INC.

Date: June 22, 2006	By:	/s/ Steven D. Moulton
Steven D. Moulton
Secretary and Director